Exhibit 99.1
Herbert Gareiss, Jr.
President & CEO
 845 986-2100
fax 845 986-6699
h.gareiss@wvtc.com
May 8, 2006
Dear Fellow Shareholders:
The Annual Meeting of Shareholders was held on April 28th. Since the election of directors for the class whose term ends in 2007 was contested and many ballots were brought to the meeting to be voted, we were unable to announce a final vote at the meeting.
We have now received the final certified vote which is summarized below. The Nominees for Director presented by the Company prevailed; the candidates and proposal presented by Santa Monica Partners were soundly defeated.

Directors	Votes For	Withhold Authority

WVT Director Nominees
Class I (term ending in 2009)

Kelly C. Bloss	3,130,423	935,141
Robert J. DeValentino	3,156,185	909,379
Joseph J. Morrow	2,921,297	1,144,267

Class II (term ending in 2007)

Jeffrey D. Alario	3,157,340	283,324
Douglas J. Mello	3,156,971	283,693

Santa Monica Partners Director Nominees
Class II (term ending in 2007)

M. Lynn Pike	617,786	7,114
Peter Saulnier	617,840	7,060
47 Main Street · PO Box 592 · Warwick, New York 10990-0592

Proposals
     Santa Monica Partners’ proposal to significantly increase the quarterly dividend.

	Votes	Withhold
Votes For	Against	Authority

1,161,873	2,242,321	163,182
In addition, the number of directors was fixed at nine until the next Annual Meeting of Shareholders, and the shareholders approved the selection of WithumSmith+Brown, P.C. as the Company’s independent accountants for the year ending December 2006.
The Board maintains a list of highly qualified candidates for director and we are particularly pleased to add the significant talents of our three new Board members. Ms. Bloss is President of Knowledge Transfer Group, Inc., a telecommunications-information management consulting firm in Tuckahoe, NY, and a past vice president of Verizon and Bell Atlantic/NYNEX. Mr. Alario is managing partner of Borgmeier and Alario CPA’s of Warwick, plus the CFO of Person-to-Person Marketing LLC. Mr. Mello is president of a telecommunications advisory firm in Rye, NY, past president of Large Business Sales, North for Bell Atlantic, and has also held various senior executive positions with NYNEX.
At the Board meeting held immediately after the Annual Meeting, the following persons were appointed to the positions listed opposite their names:

Mr. Wisner H. Buckbee	Chairman of the Board
Mr. Robert J. DeValentino	Vice Chairman of the Board
Herbert Gareiss, Jr.	President and CEO
Michael A. Cutler	Vice President, CFO and Treasurer
Zigmund C. Nowicki, Jr.	Corporate Secretary
Dorinda M. Masker	Assistant Corporate Secretary
The Board of Directors also declared a $0.20 second quarter dividend payable June 30, 2006 to shareholders of record on June 20, 2006.
In closing, I would like to summarize my message to the shareholders at the Annual Meeting: Our plans and strategies are well thought out. We have a talented staff in place to execute the programs that we are undertaking. We are making the difficult changes that are necessary for WVT to succeed. With the Sarbanes-Oxley requirements firmly under control and with the prospects of exciting initiatives, WVT will meet the challenges ahead.
Thank you for your confidence and continued support.
Very truly yours,
/s/ Herbert Gareiss Jr.
Herbert Gareiss Jr.
President and CEO